VOTING TRUST AND STOCKHOLDERS' AGREEMENT

     AGREEMENT, made as of this 1st day of January, 1997 by and among WEBFEAT INC., a Delaware corporation (the "Corporation"), MARK GRAFF ("Graff" or "Voting Trustee") and the other stockholders of the Corporation listed on the signature page hereof (the "Stockholders").

                              W I T N E S S E T H :

     WHEREAS, the Stockholders own, of record and beneficially, 275 shares of common stock, $.01 par value (the "Shares"), of the Corporation; and

     WHEREAS, the Stockholders deem it necessary and advisable and in their best interests to deposit the Shares with the Voting Trustee on the terms and conditions hereinafter set forth in order, inter alia, to assure the continuity and stability of policy and management of the Corporation.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter contained, it is hereby agreed as follows:

     1. Term. The term of this Agreement shall commence on the date hereof and continue for a period of three years thereafter.

     2. Transfer of Shares to Voting Trustee. Each of the Stockholders, simultaneously with the execution and delivery of this Agreement, has delivered or caused to be delivered to the Voting Trustee a stock certificate representing such Stockholder's Shares (receipt of which is hereby acknowledged by the Voting Trustee). The parties shall immediately take such actions as are necessary or appropriate to effect the transfer of the Shares to the Voting Trustee on the books of the Corporation, including the immediate filing of a copy of this Agreement at the registered office of the Corporation in the State of Delaware. The Voting Trustee shall hold in trust the Shares, as stockholder of record, subject to the terms and conditions of this Agreement.

     3. Issuance of Voting Trust Certificate. Promptly after the execution hereof, the Voting Trustee shall issue to each of the Stockholders, in exchange for the Shares delivered or caused to be delivered by such Stockholder hereunder, a voting trust certificate substantially in the form annexed as Exhibit A hereto (a "Voting Trust Certificate").

     4. Transfer of a Voting Trust Certificate. Subject to the terms of this Agreement, a Voting Trust Certificate shall be transferable only on the books of the Voting Trustee and upon proper endorsement and surrender thereof. Until a Voting Trust Certificate is transferred on the books of the Voting Trustee, the Voting Trustee may, for all purposes whatsoever, treat the registered holder of such Voting Trust Certificate as its owner. Subject to the terms of this Agreement, all or part of the interest in a Voting Trust Certificate may be transferred by a registered holder thereof; provided, however, that any transferee (including one by operation of law) must first agree to be bound by the terms of this Agreement. The term "Stockholders," as used herein, shall be deemed to include any such transferee.

     5. Receipt of Additional Stock Certificates. In the event that the Voting Trustee shall receive any stock certificates of the Corporation or any other corporation issued by way of a dividend, split-up, recapitalization, exchange, reorganization, merger, consolidation, or any other change or adjustment involving the Shares held by him pursuant to this Agreement, the Voting Trustee shall hold such additional or changed stock certificates subject to the terms of this Agreement and shall issue additional or substitute Voting Trust Certificates therefor. In the event that any Stockholder receives any stock certificates of the Corporation or any other corporation by reason of any such change or adjustment involving the Shares, such Stockholder agrees to deliver such certificates to the Voting Trustee. The term "Shares," as used herein, shall include, in addition to the Shares originally deposited into the Voting Trust, all shares of stock of the Corporation or any other corporation deposited in the Voting Trust pursuant to this Paragraph 5 and the term "Corporation," as used herein, shall include any successor to the Corporation resulting from the events described in this Paragraph 5.

     6. Authority of Voting Trustee to Vote the Shares. The Voting Trustee shall have full power and authority, and is hereby fully and exclusively empowered and authorized, to vote in person or by proxy the Shares deposited hereunder and transferred to the Voting Trustee at meetings of stockholders of the Corporation or to execute written consents in lieu of any such meetings. Such power to vote and execute consents shall be irrevocable for the term of this Agreement and shall extend to the election of directors, to the waiver of notice of meetings, and to any and all other matters and questions which may be properly brought before any stockholders' meeting.

     7. Dividends and Distributions. The Voting Trustee shall collect all dividends and distributions on account of the Shares and shall promptly distribute the same to the holder(s) of Voting Trust Certificate(s), except as otherwise provided by Paragraph 5 hereof.

     8. No Compensation; Expenses. The Voting Trustee shall serve without compensation. The Voting Trustee shall have the right to incur and pay such reasonable expenses and charges and to employ such professional counsel as he may deem necessary and proper in the performance of his duties hereunder. Any such charges or expenses incurred may be charged pro rata to the holder(s) of Voting Trust Certificate(s) who shall then promptly pay such amounts to the Voting Trustee.

     9. Indemnification of Voting Trustee. The Voting Trustee shall not be liable by reason of any matter arising out of or in relation to this Agreement, except for such loss or damage as any Voting Trust Certificate holder may suffer by reason of the Voting Trustee's willful misconduct or gross negligence, and, without limiting the foregoing, the Voting Trustee shall not be liable for any action taken, or omitted to be taken, by him in reliance upon and in conformity with the advice of legal counsel. The Voting Trustee shall be indemnified and held harmless by each Voting Trust Certificate holder from and against any and all liabilities, costs, claims, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of the Voting Trustee's actions or failures to act hereunder or his status as Voting Trustee, except such arising from Voting Trustee's willful misconduct or gross

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negligence. The Voting Trustee shall not be required to post a bond or other security for the faithful performance of his duties as such.

     10. No Disqualification. Nothing herein contained shall disqualify the Voting Trustee from voting for himself to serve or from serving the Corporation or any subsidiaries or affiliates as an officer or director or in any other capacity and from voting for himself to receive and receiving compensation for such services.

     11. Successor Trustee. If the Voting Trustee shall resign, die, or become physically or mentally unable to serve as a Voting Trustee, then Frederick E. Smithline, if he is then living and willing to serve as such, shall succeed him as the Voting Trustee hereunder.

     12. Delivery of Stock Certificates Upon Termination. Upon the termination of this Agreement, the Voting Trustee shall deliver a stock certificate to the holder of each Voting Trust Certificate for the number and type of shares represented thereby upon surrender of the Voting Trust Certificate.

     13. General Limitation on Sales. Except as expressly provided for in this Agreement and except for any sale or other transfer to Graff, each Stockholder hereby agrees that he shall not at any time during the term of this Agreement sell, or in any other way directly or indirectly transfer, assign, distribute, devise, encumber or otherwise dispose of, either voluntarily or involuntarily and whether or not for consideration, any Shares, Voting Trust Certificate or interest in either thereof (hereinafter collectively referred to as a "Sale of Shares"). This Agreement shall not restrict in any way the right of Graff to engage in any Sale of Shares.

     14. Right of First Refusal.

          a. In the event any Stockholder receives a bona fide offer from a third party (hereinafter called the "Paragraph 14 Offeror") to purchase from such Stockholder any Shares, including by way of purchase of the related Voting Trust Certificate or interest therein (hereinafter called a "Paragraph 14 Offer"), such stockholder (the "Selling Stockholder") shall not effectuate such Sale of Shares unless he shall first have complied with the terms of this Paragraph 14. The Selling Stockholder shall promptly forward to Graff a notice setting forth all material terms and provisions of the Paragraph 14 Offer (a "Paragraph 14 Offer Notice"). The Paragraph 14 Offer Notice shall constitute an irrevocable offer to sell to Graff all or any part of the Shares or interest therein proposed to be sold (the "Offered Shares") on terms identical to those described in the Paragraph 14 Offer Notice (the "Offered Terms"). Graff shall have a period of 30 days after his receipt of the Paragraph 14 Offer Notice to exercise the aforesaid option by delivery, on or prior to such 30th day, of a notice to the Selling Stockholder setting forth the number of Offered Shares which he elects to purchase (a "Notice of Acceptance"). All purchases provided for in this subsection shall be made not later than 30 days after the date as of which Graff shall have given the Notice of Acceptance, at a closing at the principal place of business of the Corporation, or at such other place and on such other date as the parties to the purchase shall agree. Each Stockholder hereby warrants that any Shares sold by him pursuant to the terms of this Paragraph 14a shall be free of any claims, liens, security interests or other such encumbrances, that he shall


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     then be the sole and exclusive owner of such shares and that he shall then have all right, power and authority to effectuate such sale. Any shares which the Stockholder shall have been entitled, but shall have declined, to sell to the Paragraph 14 Offeror may not be sold until they are again offered to Graff under this Paragraph 14.

          b. In the event that Graff does not give a Notice of Acceptance within the aforesaid 30 day period, the Stockholder may consummate the Sale of Shares described in the Paragraph 14 Notice upon the Offered Terms; provided, however, that such Sale of Shares shall be subject to all of the terms of this Agreement and any new Stockholder shall, prior to becoming a Stockholder, execute and deliver to the Corporation and Graff an appropriate agreement, prepared by Graff and the Corporation, to be bound by the terms and provisions of this Agreement to the extent and in the same manner as the Stockholder (including, without limitation, with respect to this Paragraph 14), and each Stockholder prior to any Sale of Shares by it to any other person or entity pursuant to this Paragraph 14 shall ensure that such an agreement has been executed and delivered to the Corporation.

     15. Third-Party Offer.

          a. In the event that Graff shall receive a bona fide offer (a "Paragraph 15 Offer") from one or more third parties (a "Paragraph 15 Offeror") to purchase or otherwise acquire all of his Shares of the Corporation, Graff shall have the right to cause each Stockholder to sell or otherwise transfer to such third party or parties all Shares owned by such Stockholder on the terms and conditions set forth in the Stockholders Third Party Notice (defined below). Upon receipt of the Paragraph 15 Offer, Graff shall have the right to deliver a notice to the Corporation and each Stockholder which shall: (i) describe the material terms and provisions of the Paragraph 15 Offer, and (ii) identify the Paragraph 15 Offeror (the "Stockholders Third Party Notice").

          b. The closing with respect to the sale by Graff and the Stockholders, of all their Shares to the Paragraph 15 Offeror hereunder (the "Paragraph 15 Sale"), shall occur no later than 45 days after the date on which the Stockholders Third Party Notice is given. The closing date may be extended beyond the 45 days at the discretion of Graff. The closing shall be held at the principal place of business of the Corporation, or at such other place to be determined by Graff and the Paragraph 15 Offeror. The Stockholders agree that they shall take any and all reasonable action necessary and/or appropriate to cause the consummation of the Paragraph 15 Sale.

          c. Each Stockholder hereby warrants and shall warrant to the Paragraph 15 Offeror with respect to such sale that any and all Shares sold by him to the Paragraph 15 Offeror hereunder shall be free of any claims, liens, security interests or other such encumbrances, that he shall then be the sole and exclusive owner of such shares and that he shall then have all right, power and authority to effectuate such sale.

     16. Confidentiality. Each of the Stockholders agrees that he will not willfully, either during the term of this Agreement or subsequent thereto, commit any act, or in any way


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assist others to commit any act, for the purpose of injuring the Corporation, and, without limiting the generality of the foregoing, he will not, except in connection with the benefit of, or his duties to, the Corporation (a) divulge or make available to others any confidential information or know-how, trade secrets or inventions, or documents, files, customer lists, surveys or other papers or things concerning the business or financial affairs of the Corporation or of any affiliate of the Corporation ("Confidential Information"), or (b) remove any such Confidential Information from the premises of the Corporation or any affiliate.

     17. Notices. All notices, advice and communications to be given or otherwise made to any party to this Agreement shall be contained in a written instrument delivered in person (which shall include express couriers, such as Federal Express) or duly sent by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to all other parties hereto:

         If to the Corporation:

                  Webfeat Inc.
                  611 Broadway
                  Suite 418
                  New York, New York  10012
                  Attention:  President

         If to Graff:

                  Mark Graff
                  2 Perry Lane
                  Nyack, New York  10960

         If to the Stockholders:

                  At their respective addresses set forth on the signature pages attached hereto.

All notices, advice and communications sent as aforesaid shall be deemed to have been received on the date of such delivery.

     18. Modification. The provisions of this Agreement may be amended at any time and from time to time, with and only with an agreement or consent in writing signed by the parties hereto.

     19. Captions. The captions herein are inserted for convenience only and shall not define, limit, extend or describe the scope of this Agreement or affect the construction hereof.



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     20. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

     21. Severability; Governing Law. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     22. Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs; provided, however, that the rights of the Stockholders provided herein shall be transferable only in connection with a Sale of Shares and any purported transfer of rights or Sale of Shares in violation hereof shall be null and void ab initio. The death, disability or incompetency of the Stockholders during the term of this Agreement shall in no way affect the validity or enforceability of this Agreement or a Voting Trust Certificate issued pursuant hereto.

     23. Merger Provision. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

     24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.


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

     IN WITNESS WHEREOF, the parties hereto have duly executed this Voting Trust Agreement as of the day and year first above written.

                                          WEBFEAT INC.

                                          By:     ______________________________
                                                  Mark Graff
                                                  President

                                          VOTING TRUSTEE:

                                                  ______________________________
                                                  Mark Graff

RESIDENCE:                                        STOCKHOLDERS:

1618 N. Fairfax Avenue                            ______________________________
Los Angeles, CA  90046                            William J. Zaccheo

33 Greenwich Avenue, #9F                          ______________________________
New York, NY  10014                               Richard Scott Feifer

56 Nestro Road                                    ______________________________
West Orange, NJ  07052                            Robert M. Gyure

85 North 13th Street                              ______________________________
Bloomfield, NJ  07003                             Robert P. Perna

80 East End Ave., #12A                            ______________________________
New York, NY  10012                               Jerilyn Kessel

1555 East 19th Street                             ______________________________
Brooklyn, NY  11230                               David A. Daniels

3 Sycamore Lane                                   ______________________________
White Plains, NY  10605                           Frederick E. Smithline


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